                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERE TO BE FILED
                            PURSUANT TO 13d-2(b)


                Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                        TITAN PHARMACEUTICALS, INC
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                888314 10 1
                     ----------------------------------
                              (CUSIP Number)

                             JANUARY 22, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 888314 10 1                             PAGE 2 OF 7 PAGES
          ---------                13G

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     BIOTECHNOLOGY VALUE FUND, L.P.
     I.R.S. Identification Nos. of above persons (entities only).
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       578,648
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    578,648
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     578,648
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)*        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     4.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 888314 10 1                             PAGE 3 OF 7 PAGES
          ---------                13G

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     BVF PARTNERS L.P.
     I.R.S. Identification Nos. of above persons (entities only).
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,114,648
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,114,648
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,114,648
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)*        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 888314 10 1                             PAGE 4 OF 7 PAGES
          ---------                13G

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     BVF INC.
     I.R.S. Identification Nos. of above persons (entities only).
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,114,648
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,114,648
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,114,648
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)*        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 888314 10 1                             PAGE 5 OF 7 PAGES
          ---------                13G

ITEM 1.

    (a)   Name of Issuer

          Titan Pharmaceuticals, Inc. ("Titan")
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          400 Oyster Point Boulevard, Suite 505
          San Francisco, CA 94080
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          This schedule is being filed on behalf of the following persons*:

          (i)   Biotechnology Value Fund, L.P. ("BVF")
          (ii)  BVF Partners L.P. ("Partners")
          (iii) BVF Inc. ("BVF Inc.")

            * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.
          ---------------------------------------------------------------------
    (c)   Citizenship

          BVF:               a Delaware limited partnership
          Partners:          a Delaware limited partnership
          BVF Inc.:          a Delaware corporation
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common Stock, par value $.001 per share.
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          888314 10 1
          ---------------------------------------------------------------------

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
         BOX  /X/

CUSIP No. 888314 10 1                             PAGE 6 OF 7 PAGES
          ---------                13G

ITEM 4.  OWNERSHIP

         The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Titan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 888314 10 1                             PAGE 7 OF 7 PAGES
          ---------                13G

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 1999


          BIOTECHNOLOGY VALUE FUND, L.P.

          By:  BVF Partners L.P., its general partner

               By:  BVF Inc., its general partner

                    By: /s/ Mark N. Lampert
                       --------------------------------
                       Mark N. Lampert
                       President


          BVF PARTNERS L.P.

          By:  BVF Inc., its general partner

               By:  /s/ Mark N. Lampert
                    ------------------------------
                    Mark N. Lampert
                    President


          BVF INC.

          By:  /s/ Mark N. Lampert
               -----------------------------
               Mark N. Lampert
               President

                                  EXHIBIT A

                       AGREEMENT REGARDING JOINT FILING


     The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.


Dated: February 9, 1999


          BIOTECHNOLOGY VALUE FUND, L.P.

          By:  BVF Partners L.P., its general partner

               By:  BVF Inc., its general partner

                    By: /s/ Mark N. Lampert
                       --------------------------------
                       Mark N. Lampert
                       President


          BVF PARTNERS L.P.

          By:  BVF Inc., its general partner

               By:  /s/ Mark N. Lampert
                    ------------------------------
                    Mark N. Lampert
                    President


          BVF INC.

          By:  /s/ Mark N. Lampert
               -----------------------------
               Mark N. Lampert
               President